                                                                    EXHIBIT 99.1


[PETROQUEST ENERGY, INC. LETTERHEAD]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information,
contact: Robert R. Brooksher, Vice President - Corporate Communications (337) 232-7028

               PETROQUEST ENERGY ANNOUNCES SECOND QUARTER RESULTS
               AND SUCCESSFUL WELL RESULTS AT SHIP SHOAL 72 FIELD

Lafayette, Louisiana - July 31, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today net income for the quarter ended June 30, 2002 of $255,000 or $0.01 per share, compared to second quarter 2001 net income of $3,854,000 or $0.11 per share. Net cash flow from operations before working capital changes for the second quarter of 2002 was $7,390,000 or $0.18 per share as compared to $11,341,000 or $0.33 per share for the comparable 2001 period. For the first six months of 2002, the Company reported a net loss of $109,000 or $0.00 per share and net cash flow from operations before working capital changes totaled $14,135,000 or $0.37 per share. Net income and net cash flow from operations before working capital changes for the first six months of 2001 were $7,995,000 or $0.24 per share, and $21,618,000 or $0.64 per share, respectively.

On a thousand cubic feet equivalent (Mcfe) basis, second quarter 2002 production volumes equaled 3,220,000 Mcfe, representing a slight increase over second quarter 2001 production volumes of 3,207,000 Mcfe. For the first six months of 2002, production volumes increased from 5,232,000 Mcfe in 2001 to 7,012,000 Mcfe, or 34%.

Oil and gas sales during the second quarter of 2002 decreased 22% to $11,357,000 as compared to $14,590,000 in the second quarter of 2001. For the first six months of 2002, sales decreased 19% to $21,866,000 from $26,935,000 in the first six months of 2001. This is the result of significantly lower product prices partially offset by production increases discussed above. Stated on an Mcfe basis, unit prices received during the second quarter and first six months of 2002 were 22% and 39% lower, respectively, than the prices received during the comparable 2001 periods.

PetroQuest is completing its first half 2002 drilling program at its 100% owned Ship Shoal 72 Field. Drilling operations were conducted during the second quarter on wells at its Chardonnay, Port, Burgundy, and Bordeaux prospects and all were successful.

The Chardonnay well was completed and began production at a gross rate of 6,000 Mcfe per day in late April.

The Port prospect well encountered approximately 145 feet (TVD) of net productive sands. The well has been drilled and completed and is expected to begin producing today at a gross rate of approximately 6,000 Mcfe per day.

                                                                    EXHIBIT 99.1

The well at Burgundy encountered approximately 216 feet (TVD) of net productive sands. The well is currently being completed with first production expected in September at a gross rate of approximately 10,000 Mcfe per day.

The Bordeaux prospect has both developmental and significant exploratory objectives. The well is currently drilling and has thus far encountered approximately 190 feet (TVD) of net productive sands. The well has been drilled through its primary objectives with productive sands in both its developmental (53 feet, TVD) and exploratory (137 feet, TVD) targets. There are three additional objectives below the current drilling depth. First production is anticipated in October. This well is expected to produce at a gross rate of approximately 15,000 Mcf per day.

"Our success at Bordeaux is the first of a number of deeper exploration projects defined by reprocessed 3-D seismic on the flanks of Ship Shoal 72 Field. The knowledge gained from this discovery further substantiates the geologic interpretation of similar exploratory projects within the field," said Charles Goodson, PetroQuest's Chairman and Chief Executive Officer.

In addition to the wells at its Ship Shoal 72 Field, the Company is currently drilling wells at its East Cameron 118 prospect in the Gulf of Mexico and Berry Lake prospect in the Atchafalaya Basin of South Louisiana. "These two wells expose PetroQuest to net unrisked reserve potential of approximately 60 Bcfe," said Mr. Goodson. "We have a number of additional impact projects ready to drill; however, we want to see the results of the wells in progress before finalizing the next projects on our 2002 drill calendar."

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six-month periods ended June 30, 2002 and 2001:


                                              Three Months Ended                    Six Months Ended
                                                   June 30,                             June 30,
                                             2002              2001               2002              2001
                                             ----              ----               ----              ----
Production:
        Oil (Bbls)                          217,126           225,462            451,634           364,542
        Gas (Mcf)                         1,916,825         1,854,611          4,301,791         3,045,088
        Total Production (Mcfe)           3,219,581         3,207,383          7,011,595         5,232,340

Sales:
        Total Oil Sales                 $ 5,539,229       $ 6,065,190       $ 10,392,670       $ 9,959,999
        Total Gas Sales                 $ 5,817,365       $ 8,524,812       $ 11,472,862       $16,975,026

Average sales prices:
        Oil (per Bbl)                        $25.51            $26.90             $23.01            $27.32
        Gas (per Mcf)                        $ 3.03            $ 4.60             $ 2.67            $ 5.57
        Per (Mcfe)                           $ 3.53            $ 4.55             $ 3.12            $ 5.15

The Company will hold its 2002 second quarter earnings conference call on Wednesday, July 31, at 9:00 a.m. Central Daylight Savings Time. To listen to the live webcast, please log on to the Company's website at www.petroquest.com and follow the webcast links.

                                                                    EXHIBIT 99.1


The following initiates guidance for the third quarter of 2002 and updates guidance for the full year:


                                                                           Guidance for             Guidance for
Description                                                              3rd Quarter 2002               2002
-----------                                                              ----------------               ----
Production volumes (MMcfe/d)                                                 30 - 32                  38 - 40

Percent gas                                                                    55%                      60%

Expenses:
        Lease operating expenses (per Mcfe)                                $.80 - $.85              $.65 - $.70
        Production taxes (per Mcfe)                                        $.03 - $.05              $.03 - $.05
        Depreciation, depletion and amortization (per Mcfe)               $1.90 - $2.00            $1.90 - $2.00
        General and administrative (in millions)                           $1.3 - $1.5              $6.0 - $6.5
        Interest expense (in millions)                                    $.125 - $.175            $.700 - $.900

Effective tax rate (all deferred)                                              35%                      35%

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

                                                                    EXHIBIT 99.1


                             PETROQUEST ENERGY, INC.
                      Consolidate Statements of Operations
                                   (unaudited)
                  (Amounts In Thousands, Except Per Share Data)

                                                  Three Months Ended              Six Months Ended
                                                       June 30,                       June 30,
                                                  ------------------             -------------------
                                                  2002          2001             2002           2001
                                                  ----          ----             ----           ----
Revenues:
        Oil and gas sales                        $11,357       $14,590         $ 21,866       $26,935
        Interest and other income                   (255)          298             (268)          506
                                                  -------      -------          -------       -------
                                                  11,102        14,888           21,598        27,441
                                                  -------      -------          -------       -------
Expenses:
        Lease operating expenses                   2,404         1,908            4,752         3,156
        Production taxes                             120           243              322           505
        Depreciation, depletion and
          amortization                             6,627         4,848           13,722         8,190
        General and administrative                 1,542         1,255            2,743         1,916
        Interest expense                              17           517              227           983
                                                 -------        ------          -------       -------
                                                  10,710         8,771           21,766        14,750
                                                 -------        ------          -------       -------

Income (loss) from operations                        392         6,117             (168)       12,691

        Income tax expense (benefit)                 137         2,263              (59)        4,696
                                                 -------        ------          -------       -------

Net income (loss)                                $   255       $ 3,854         $   (109)      $ 7,995
                                                 ========      =======         ========       =======

Earnings per common share:
        Basic                                    $  0.01       $  0.12         $   0.00       $  0.26
                                                 =======       =======         ========       =======
        Diluted                                  $  0.01       $  0.11         $   0.00       $  0.24
                                                 =======       =======         ========       =======

Weighted average number of common shares:
        Basic                                     37,883        31,737           36,287        31,125
                                                 =======       =======         ========       =======
        Diluted                                   40,188        34,376           36,287        33,637
                                                 =======       =======         ========       =======